EXHIBIT 99.1

NEWS RELEASE

CORRECTIONAL PROPERTIES TRUST ELECTS
GEORGE R. WACKENHUT HONORARY CHAIRMAN EMERITUS
OF THE BOARD OF TRUSTEES

Palm Beach Gardens, Fla. – September 17, 2004 — Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), announced Mr. George R. Wackenhut was unanimously elected Honorary Chairman Emeritus of the Board of Trustees at a special meeting held today. Mr. Wackenhut has served as a trustee of the Company since its formation in 1998, and in accepting his resignation, the Board elected Mr. Wackenhut Honorary Chairman Emeritus to encourage his continued involvement and participation in the Board’s activities.

Charles R. Jones, President and CEO, stated, “Mr. Wackenhut has provided the Board and the Company with insightful guidance and thoughtful advice during his tenure. I am personally grateful to him for the wisdom and knowledge he so graciously provided to me, and am very pleased by his appointment as Honorary Chairman Emeritus.”

Mr. Wackenhut has been a leading entrepreneur and pioneer in law enforcement and public and private security services for over 50 years.

“I am very proud to be one of the many who has had the pleasure of working with Mr. Wackenhut in his extensive endeavors and have benefited greatly from his leadership and foresight,” said Robert R. Veach, Jr., Chairman of the Board of Trustees.

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 14 correctional facilities in ten states, all of which are leased, with an aggregate initial design capacity of 8,008 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, without limitation, the Company’s Form 10-K, Forms 10-Q, Registration Statements on Form S-11 and S-3, and Form 8-K.

CONTACT: Correctional Properties Trust Shareholder Services, (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com